Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Tom Ryan Investor Relations Advisor ph: 203.682.8200 fax: 203.682.8201	Mark L. Yoseloff, Ph.D., Chairman and CEO Richard Baldwin, Senior Vice President and CFO ph: 702.897.7150 fax: 702.270.5161

SHUFFLE MASTER, INC. ANNOUNCES NASDAQ NOTIFICATION LETTER

LAS VEGAS .. . . March 21, 2007 . . . Shuffle Master, Inc. (NASDAQ Global Select Market: SHFL) announced on March 12, 2007, that on March 9, 2007, the audit committee of the board of directors of the Company, in consultation with management, concluded that our previously issued audited financial statements as of and for the twelve-month period ended October 31, 2006 and the unaudited selected quarterly financial information for the three-months ended October 31, 2006 should be restated because of an error. As a result of the restatement and the time required to amend our annual report on Form 10-K for the year ended October 31, 2006, we cannot file our quarterly report on Form 10-Q for the quarter ended January 31, 2007 within the time period prescribed by Rule 13a-13 of the Securities and Exchange Act of 1934.  We plan to file our quarterly report on Form 10-Q for the three month period ended January 31, 2007 as soon as practicable subsequent to the filing of our amended annual report for the year ended October 31, 2006.

Because the Company was unable to file the Form 10-Q for the three-month period ended January 31, 2007 within the prescribed timeline of March 12, 2007, the Company received a NASDAQ Staff Determination letter dated March 15, 2007.  The Company understands that this letter is automatically sent out by the NASDAQ staff in this circumstance.  The letter indicated that due to the Company’s inability to file its Form 10-Q by its due date, the Company is not in compliance with the NASDAQ requirements for continued listing of its common stock on the NASDAQ National Market as set forth in NASDAQ Marketplace Rule 4310(c)(14).

As permitted by the NASDAQ rules, the Company intends to request a hearing with a NASDAQ Listing Qualifications Panel to review the NASDAQ’s Staff Determination letter.  Such hearing is expected to occur in approximately 30 days. If the Form 10-Q is filed prior to the date of the hearing, the hearing requirement will be eliminated.  Pending the outcome of such hearing, any delisting decision will be stayed, meaning that the Company’s common stock will remain listed and continue to trade uninterrupted on the NASDAQ National Market under the trading symbol “SHFL,” pending the outcome of such hearing.  The issuance of this press release is required by NASDAQ’s rules and regulations.

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers Utility Products, including automatic card shufflers, roulette chip sorters and intelligent table system modules, to improve their profitability, productivity and security, and Entertainment Products, including live proprietary table games, electronic multi-player table game platforms, traditional video slot machines for select markets, live table game tournaments and wireless gaming solutions to expand their gaming entertainment content. The Company is included in the S&P Smallcap 600 Index. Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

###

This release contains forward-looking statements that are based on management’s current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: changes in the level of consumer or commercial acceptance of the Company’s existing products and new products as introduced; increased competition from existing and new products for floor space in casinos; acceleration and/or deceleration of various product development, promotion and distribution schedules; product performance issues; higher than expected manufacturing, service, selling, legal, administrative, product development, promotion and/or distribution costs; changes in the Company’s business systems or in technologies affecting the Company’s products or operations; reliance on strategic relationships with distributors and technology and manufacturing vendors; current and/or future litigation, claims and costs or an adverse judicial finding; tax matters including changes in tax legislation or assessments by taxing authorities; acquisitions or divestitures by the Company or its competitors of various product lines or businesses and, in particular, integration of businesses that the Company may acquire; changes to the Company’s intellectual property portfolio, such as the issuance of new patents, new intellectual property licenses, loss of licenses, claims of infringement or invalidity of patents; regulatory and jurisdictional issues (e.g., technical requirements and changes, delays in obtaining necessary approvals, or changes in a jurisdiction’s regulatory scheme or approach, etc.) involving the Company and its products specifically or the gaming industry in general; general and casino industry economic conditions; the financial health of the Company’s casino and distributor customers, suppliers and distributors, both nationally and internationally; the Company’s ability to meet its debt service obligations, including the Company’s senior convertible notes and its senior secured revolving credit facility, which will depend on its future performance and other conditions or events and will be subject to many factors that are beyond the Company’s control; various risks related to the Company’s customers’ operations in countries outside the United States, including currency fluctuation risks, which could increase the volatility of the Company’s results from such operations; and the Company’s ability to successfully and economically integrate the operations of any acquired companies, such as Stargames. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K.

###